Exhibit (h)(v)

COMPLIANCE SERVICES AGREEMENT

AGREEMENT dated as of September 1, 2024 (the “Effective Date”) by and between Hawaiian Tax-Free Trust (the “Trust”), a Massachusetts business trust, and Chenery Compliance Group (“CCG”), a Delaware limited liability company.

WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Board of Trustees of the Trust (the “Board”) is required to implement a compliance program for the Trust pursuant to Rule 38a-1 (“Rule 38a-1”) of the 1940 Act, including the designation of a chief compliance officer (the “CCO”);

WHEREAS, the Trust wishes to engage CCG to provide certain compliance services on behalf of the Trust;

WHEREAS, CCG wishes to provide such services to the Trust under the conditions set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Trust and CCG agree as follows:

I.	APPOINTMENT

A. The Trust hereby appoints CCG to perform the compliance services described in Exhibit A attached hereto (the “Base Services”) beginning on the Effective Date. CCG accepts such appointment and agrees to render the Base Services for the compensation herein provided, subject to the direction and control of the Trust and its management. The duties of CCG shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against CCG hereunder. CCG will perform such additional services (the “Additional Services”; together with the Base Services, the “Services”) that are (a) required, in CCG’s reasonable determination and upon prior notice to the Trust as appropriate, to adequately implement and maintain the compliance program in accordance with Rule 38a-1 (hereinafter, “Required Additional Services”) or (b) requested by the Trust from time to time.

B. The Trust shall cause the Adviser and the Trust’s administrator, custodian, legal counsel, independent accountants and other service providers and agents (each, a “Service Provider”; together, the “Service Providers”) to cooperate with CCG and to provide CCG with such information, documents and advice as necessary and/or appropriate or as requested by CCG, in order to enable CCG to perform its duties hereunder. In connection with its duties hereunder, CCG shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to CCG by an officer or representative of the Trust or by any of the Service Providers. CCG shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. CCG shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Trust or any Service Provider until receipt of written notice thereof. At the request of CCG, each of its Service Providers will certify periodically that it is in compliance with applicable federal securities laws. The Trust agrees that successful completion of the Services described in this Agreement by CCG will require the active participation and timely response by the Trust and the Service Providers to requests of CCG.

COMPLIANCE SERVICES AGREEMENT

C. Notwithstanding the appointment described herein, the Trust has and retains responsibility for all compliance matters relating to the Trust, including but not limited to compliance with all applicable provisions of the 1940 Act, including Rule 38a-1 thereunder. Additionally, the Trust acknowledges and agrees that each Service Provider has and retains responsibility for its own compliance obligations under applicable law.

II.	COMPENSATION

A. For performing the Base Services, the Trust shall pay CCG the fees set forth on Exhibit B attached hereto.

B. For performing any Additional Services, the Trust shall pay CCG on a time and materials basis at CCG’s hourly rate described in Exhibit B. Such fees shall be payable within thirty (30) days of receiving an invoice.

C. Amounts payable hereunder that are more than fifteen (15) days overdue shall be subject to a service charge of 1% per month.

D. The Trust agrees to pay any reasonable out-of-pocket expenses in connection with the Services to be provided under this Agreement, including, without limitation, travel expenses. In certain instances, the Trust will be asked to pay the vendor directly.

III.	STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

A. CCG shall be obligated to act in good faith and to exercise care and diligence in the performance of its duties under this Agreement. CCG shall not be liable for any error of judgment or mistake of law or for any loss suffered in connection with the matters to which this Agreement relates, except for a loss resulting from CCG’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, CCG shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by CCG from or on behalf of the Trust or an officer or representative of the Trust, or from a representative of any of the Service Providers or (ii) any action taken or omitted to be taken by the Trust or any past or current Service Provider. CCG may apply to the Trust or an Adviser at any time for instructions and may consult counsel for the Trust or an Adviser, or its own counsel, and accountants and other experts with respect to any matter arising in connection with its duties hereunder, and CCG shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction, or with the opinion of such counsel, accountants, or other experts.

COMPLIANCE SERVICES AGREEMENT

B. The Trust agrees to indemnify and hold harmless CCG, its employees, agents, officers, directors, affiliates and nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”) arising out of or in any way relating to (i) CCG’s actions or omissions except to the extent a Claim resulted from CCG’s willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) CCG’s reliance on, implementation of or use of (without investigation or verification) advice, instructions, requests, directions, information, data, records and documents received by CCG from the Trust or any Service Provider to the Trust, or any representative thereof, (iii) any material breach of any of the Trust’s obligations, representations or warranties hereunder, or (iv) any action taken or omitted to be taken by the Trust or any past or current Service Provider.

C. In no event and under no circumstances shall CCG, its affiliates or any of its or their officers, directors, members, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. The indemnity and defense provisions set forth in this Section shall indefinitely survive the termination and/or assignment of this Agreement.

D. Any person, even though also a director, officer, employee, shareholder or agent of CCG, who may be or become an officer, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust to be acting in such capacity, and as such shall be indemnified as an officer, trustee, employee or agent of the Trust to the fullest extent permitted by law.

IV.	INSURANCE

The Trust hereby represents that it maintains insurance coverage, including commercially reasonable fidelity bond(s) and errors and omissions, directors and officers, and professional liability insurance. The Trust agrees that the designated Chief Compliance Officer provided by CCG will be named as an additional insured person under all such insurance policies and bonds. The Trust will notify CCG of any reduction or cancellation of such coverage or of any material claims made against such coverage.

COMPLIANCE SERVICES AGREEMENT

V.	TERMINATION

A. The provisions of this Agreement shall be effective on the date first above written, shall continue in effect for a period of 24 months (“Initial Term”) from that date and shall continue in force for successive 12-month terms thereafter (“Renewal Term”), unless otherwise terminated as provided herein. This Agreement may be terminated by any party as of the end of the Initial Term, or at the end of any subsequent Renewal Term, by giving the other parties at least ninety (90) days’ prior written notice of such termination specifying the date fixed therefore.

B. CCG may immediately terminate this Agreement in the event that the Trust does not approve the performance of Required Additional Services or in the event that CCG reasonably determines that (a) a Service Provider appointed after the Effective Date hereof would have a material adverse effect on the compliance program or (b) in response to a material compliance issue, the Trust or any Service Provider to the Trust takes action or fails to take action that, in the reasonable opinion of CCG, would have a material adverse effect on the compliance program.

C. Upon notice of termination by either party, CCG shall cooperate with the Trust to ensure an effective transition to a successor service provider to minimize disruption to the Trust.

D. If a party materially fails to perform its duties and obligations hereunder (a “Defaulting Party”) resulting in a material loss to another party or parties, such other party or parties (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, which such notice shall set forth with sufficient detail the nature of the breach. The Defaulting Party shall have forty-five (45) days from its receipt of notice to cure the breach. If such material breach shall not have been remedied to commercially reasonable operating standards, the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If CCG is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any rights or remedies with respect to services it performed prior to such termination, or the right of CCG to receive such fees as may be due as of the date of termination or to be reimbursed for all reasonable and documented out-of-pocket expenses (collectively, “Compensation”). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against a Defaulting Party. Notwithstanding the foregoing, if the Trust fails to pay CCG the Compensation owed to it pursuant to the terms of the Agreement, CCG may terminate the Agreement and all associated services immediately by providing written notice to the Trust.

E. The Trust shall reimburse CCG for any reasonable out-of-pocket expenses and disbursements incurred by CCG in connection with the Services provided to the Trust under this Agreement within thirty (30) days of notification to the Trust of such out-of-pocket expenses regardless of whether such out-of-pocket expenses were incurred before or after the termination of this Agreement.

COMPLIANCE SERVICES AGREEMENT

VI.	CONFIDENTIALITY

A. All Confidential Information (as defined below) of one party (“Disclosing Party”) in the possession of the other (“Receiving Party”), whether or not authorized, shall be held in strict confidence, and the Receiving Party shall take all steps reasonably necessary to preserve the confidentiality thereof. One party’s Confidential Information shall not be used or disclosed by the other party for any purpose except as otherwise described herein or as necessary to implement or perform this Agreement, or except as required by law (provided that the other party is given a reasonable opportunity to obtain a protective order). The Receiving Party shall limit its use of and access to the Disclosing Party’s Confidential Information to only those of its employees and agents whose responsibilities require such use or access. The Receiving Party shall advise all such employees and agents, before they receive access to or possession of any of the Disclosing Party’s Confidential Information, of the confidential nature of the Confidential Information and require them to abide by the terms of this Agreement. The Receiving Party shall be liable for any breach of this Agreement by any of its employees or agents or any other person who obtains access to or possession of any of the Disclosing Party’s Confidential Information from or through the Receiving Party.

B. For the purpose of this Section, “Confidential Information” shall mean all business information disclosed by one party to the other in connection with this Agreement unless it is or later becomes publicly available through no fault of the other party or it was; later is rightfully developed or obtained by the other party from independent sources free from any duty of confidentiality; is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process; that is disclosed as required by operation of law or regulation; or where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, Confidential Information shall include CCG’s ideas, methods, algorithms, business processes, formulae and concepts used in connection with performing the Services.

VII.	NON-EXCLUSIVITY

The services of CCG hereunder are not deemed to be exclusive. CCG may render such services and any other services to others.

VIII.	SUBCONTRACTING; STAFF RECRUITMENT

A. CCG may, at its expense, subcontract and delegate its responsibilities hereunder to third parties, provided that CCG shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that CCG, as applicable, shall be responsible for all acts of such subcontractor as if such acts were its own. Notwithstanding the foregoing, nothing herein shall limit CCG’s right and ability to utilize independent contractors that are natural persons.

COMPLIANCE SERVICES AGREEMENT

B. In the event that any CCG employee or contractor who performs Services hereunder accepts a position with the Trust or any of its affiliates at any time during the term of this Agreement and for a period of one (1) year following its termination, the Trust shall pay to CCG a placement fee equal to such person’s annual compensation in effect on the date such person accepts such position. In the case of a contractor, the person’s annual compensation shall be calculated by annualizing the highest amount paid to such contactor by CCG on a monthly basis over the 12-month period preceding the person’s termination of employment/services with CCG. Such fee shall be payable upon commencement of service with the Trust or such affiliate. The terms of this paragraph shall continue for a period of one year from its execution.

IX.	REPRESENTATIONS AND WARRANTIES

A.	The Trust represents and warrants to CCG that:

1. It is a statutory trust duly organized and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this Agreement and to carry out its obligations hereunder;

2. It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

3. To the best of its knowledge, it has been, and shall continue to use its commercially reasonable best efforts to be, in compliance in all material respects with all laws and regulations applicable to its business and operations; and

4. This Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

B.	CCG represents and warrants to the Trust that:

1. It is a corporation duly organized and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this Agreement and to carry out its obligations hereunder;

2. It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

3. It has been, and shall continue to be, in compliance in all material respects with all laws and regulations applicable to its business and operations; and

4. This Agreement has been duly authorized by CCG and, when executed and delivered by CCG, will constitute a legal, valid and binding obligation of CCG, enforceable against CCG in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

COMPLIANCE SERVICES AGREEMENT

X.	MASSACHUSETTS BUSINESS TRUST.

The Trust is a Massachusetts business trust. The Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the property of the Trust. This Agreement has been signed and delivered on behalf of the Trust by an authorized officer of the Trust, and such execution and delivery by such officer shall not be deemed to have been made by such officer individually or to impose any liability on such officer, the trustees or the shareholders personally, but shall bind only the Trust as provided in the Trust’s Declaration of Trust.

XI.	MISCELLANEOUS

This Agreement shall be governed by the laws of the state of Delaware. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to CCG shall be sent to Chenery Compliance Group, 744 W. Lancaster Ave., Suite 104, Wayne, PA 19087 or via email to tdecain@chenerycompliance.com; notice to the Trust shall be sent to the Trust at Hawaiian Tax-Free Trust, 111 S. King St. cc770, Honolulu, Hawaii 96813 or via email to Lawrence.Komo@boh.com. This Agreement, together with the Exhibits attached hereto, constitutes the entire Agreement of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile or electronic signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of September 1, 2024 to be effective on the Effective Date.

Hawaiian Tax-Free Trust

By:	/s/ Joel L. Weiss
Joel L. Weiss
President

CHENERY COMPLIANCE GROUP

By:	/s/ Stefanie Little	By:	/s/ Thomas C. De Cain
	Stefanie Little		Thomas C. De Cain
	Founder, Partner		Founder, Managing Partner